ENDORSEMENT

The purpose of this endorsement is to allow current contractholders or participants to invest in the various Divisions of Separate Account No. 2.

Separate Account No. 2 is a segregated investment account created by General American Life Insurance Company to receive premiums for this contract or certificate. Separate Account No. 2 has several Divisions, each of which invests in a corresponding Fund offered by General American Capital Company. Each Fund consists of a specialized investment portfolio and is described in the prospectus for General American Capital Company.

The assets of Separate Account No. 2 are held separately from the assets held in the General Account. Separate Account assets will consist solely of shares in the Funds of General American Capital Company. Income, gains, and losses whether or not realized from these shares will be credited to or charged against the account without regard to our other income, gains, or losses.

Assets held by Separate Account No. 2 will not be charged with liabilities that arise from any other business we may conduct. We have the right to transfer to our General Account any assets of Separate Account No. 2 which are in excess of the reserves and other contract liabilities of Separate Account No. 2.

Separate Account No. 2 is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. Separate Account No. 2 is also subject to the laws of the State of Missouri, which regulate the operations of insurance companies incorporated in Missouri.

We reserve the right, as far as the law allows, to make additions to, deletions from, or substitutions for the shares of a Fund that are held by Separate Account No. 2 or that Separate Account No. 2 may purchase. We reserve the right to eliminate the shares of any of the Funds of General American Capital Company and to substitute shares of another Fund of General American Capital Company or of another registered open-end investment company, if the shares or Funds are no longer available for investment or if in our judgment, further investment in any Fund should become inappropriate in view of the purpose of the contract. We will not substitute any shares attributable to the owner's interest in a Division of Separate Account No. 2 without notice to the owner and prior approval of the Securities and Exchange Commission, to the extent required by the Investment Company Act of 1940. This will not prevent Separate Account No. 2 from purchasing other securities for other series of classes of contracts, or from permitting conversion between series of classes of contracts on the basis of requests made by owners.

We reserve the right to establish additional Divisions of Separate Account No. 2 each of which would invest in a new Fund of General American Capital Company or in shares of another open-end investment company and to make such Divisions available to whatever class or series of contracts as we choose. We also reserve the right to eliminate or combine existing Divisions of Separate Account No. 2 or to transfer assets between Divisions.

If we consider it to be in the best interest of persons having voting privileges under the contracts, Separate Account No. 2 may be operated as a management company under the Investment Company Act of 1940. It may be deregistered under that Act in the event registration is no longer required. It may be combined with other separate accounts, or its assets may be transferred to other separate accounts.

Stipulated payments may be allocated between any or all of the Divisions of Separate Account No. 2 and the General Account. You may elect an allocation to a Division of Separate Account No. 2 between zero percent and 100 percent in multiples of one percent with the balance being allocated to the General Account, provided that the amount allocated to any Division of Separate Account No. 2 must be at least $25.00. Such allocation may be changed by written notice submitted to us with the stipulated payment.

If you make a partial withdrawal, unless you tell us otherwise in the written request, the withdrawal will be allocated pro rata amoung the Divisions and the General Account based on the current allocation of amounts to the General Account and the Divisions of Separate Account No. 2. The amount of the withdrawal will be deducted from the values held in the Divisions and the General Account as of the date of withdrawal and a withdrawal charge will be deducted from your Accumulated Value. The Withdrawal charge will be allocated pro rata among the Divisions and the General Account based on the values held in the Divisions and the General Account prior to the withdrawal.

Transfers between the General Account and one or more Divisions of Separate Account No. 2; or among the Divisions of Separate Account No. 2 will be allowed.

These transfers will be subject to the following rules:

         We must receive a written request for transfers.

         Transfers from or among the Divisions of Separate Account No. 2 may be made at any time and must be at least $100.00, or the entire amount of a Division, is smaller.

         Transfers from the General Account to Separate Account No. 2 may be made once each year on the Contract's Anniversary Date and must be at least $100.00.

A daily adjustment to values held in the Division of Separate Account No. 2 that invests in the Managed Equity Fund will be made to offset fully the effect of any and all expenses (other than advisory expenses for the Managed Equity Fund) of a type or in an amount which would not have been borne by Separate Account No. 2 prior to [date reorganization occurs].

The method of determination by General American of the value of an accumulation unit and of an annuity unit will be conclusive upon the Contract Owner and any participant.